Exhibit 99.1

DRI Corporation Announces New Mobitec® EIDS Product Order and a Significant Milestone for Sales Efforts in India

Order Valued at Approximately $700,000 USD

DALLAS--(BUSINESS WIRE)--January 5, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that the Company’s Castmaster Mobitec India Private Limited (“CMIPL”) joint venture in Haryana, India, has received an order for Mobitec® electronic information display systems (“EIDS”) from TATA Motors Ltd., one of the leading bus builders in India, on behalf of a new private transit operator with bus service rights for a portion of the Delhi Transport Corporation fleet in New Delhi, India. The order, which is for new transit bus vehicles, is valued at approximately $700,000 USD.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “This new order marks a major milestone in our efforts to sell and install Mobitec® EIDS sets in India. When deliveries conclude as expected in first quarter 2011, there will be more than 5,000 transit bus vehicles in the New Delhi area with installed Mobitec® EIDS sets.”

Oliver Wels, the Company’s President and Chief Operating Officer, Global Operations, said: “Recall that we first entered the transit market in India in May 2007 and established the CMIPL joint venture in June 2007. Our Mobitec® products, some of which were designed specifically for the harsh Indian climate, provide superior technological solutions for public transit vehicles there. With this recent order, we believe that we now hold the majority share of the transit market in India in terms of installed EIDS sets. The Mobitec Group achieved this significant milestone in only a little more than three years’ work and through customer relationships built on trust.”

The Mobitec® EIDS sets ordered include front, side, rear and interior signs, control units, and cable sets.

ABOUT THE MOBITEC GROUP AND CMIPL

The Mobitec Group, established in 1987 and acquired by DRI Corporation in 2001, is a premier supplier of electronic information display systems in more than 50 countries around the world. Products include: Mobitec® LED, Mobitec® Full-Matrix, Mobitec® Smartblind, and Mobitec® MobiSTOP electronic information display systems; Mobitec® NSI Next Stop Indicator; Mobitec® MobiQuickCard™; Mobitec® MobiVOICE voice announcement system; Mobitec® ICU 400 and ICU 600 control units; and Mobitec® MobiInfoEdit software. The Mobitec Group is based in Herrljunga, Sweden. It presently operates business units in Australia, Brazil, Germany and Singapore, as well as a joint venture in India.

CMIPL is a joint venture of the Mobitec Group and Cast Master Enterprise Private Ltd, a well-established supplier of aluminum, zinc, and copper die cast and other automotive products to original equipment manufacturers in the Indian automotive sector that is based in New Delhi, India. The joint venture, which was established in June 2007, is located in Haryana, India. It has exclusive rights and responsibilities for Mobitec® product sales and service in India and selected other markets. It also provides product assembly operations and local sourcing of materials.

For more information about the Mobitec Group and CMIPL, visit www.mobitec.eu.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the significance of the perceived milestone, the timing of completed orders, Mobitec’s relationship with TATA Motors Ltd. and Delhi Transport Corporation, the Company’s beliefs regarding its market share in New Delhi and in all of India, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the significance of the perceived milestone, the anticipated time for orders to be completed, Mobitec’s relationship with TATA Motors Ltd. and Delhi Transport Corporation, the Company’s beliefs regarding its market share in New Delhi and in all of India, as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K filed April 15, 2010, and quarterly reports on Form 10-Q filed May 14, 2010, Aug. 11, 2010 and Nov. 15, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com